UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CINTAS CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on October 23, 2007, at 10:00 a.m. Eastern Time at Cintas’ Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 24, 2007. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend or vote at the meeting. Since seating will be limited, we ask shareholders to call 1-866-246-8277 to make a reservation for the meeting. When making your reservation, please give your full name, company name and address. If you do not make a reservation, you may not be provided entry into the meeting due to limited space.

Upon arrival at the Annual Meeting, shareholders may be asked for a form of personal identification and proof of stock ownership. This can be in the form of a brokerage statement or proxy card. Based on this proof of ownership and the reservation system noted above, an admission ticket will be given to the shareholder at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Whether or not you plan to attend the meeting, please complete and return your proxy form or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Richard T. Farmer
Chairman of the Board

September 10, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
CINTAS CORPORATION

Time:	10:00 a.m., Eastern Time
Date:	October 23, 2007
Place:	Cintas Corporate Headquarters
6800 Cintas Boulevard
Cincinnati, Ohio
Purpose:
1.	To elect nine directors;
2.	To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008;
3.	To vote on two shareholder proposals if properly presented; and
4.	To conduct other business if properly raised.

Only shareholders of record on August 24, 2007, may attend or vote at the meeting. The approximate mailing date of the proxy statement and accompanying proxy card is September 10, 2007.

The vote of each shareholder is important. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card attachment enclosed.

Thomas E. Frooman
Vice President and Secretary – General Counsel

September 10, 2007

GENERAL INFORMATION

Who may vote

Shareholders of Cintas, recorded in our stock register on August 24, 2007, may vote at the meeting. As of that date, Cintas had 158,858,361 shares of Common Stock outstanding. Each share is entitled to one vote on each matter submitted to the shareholders at the annual meeting.

How to vote

You may vote in person at the meeting or by proxy. You may also vote by Internet or telephone using one of the methods described in the proxy card. We recommend you vote by proxy, Internet or telephone even if you plan to attend the meeting. If desired, you can change your vote at the meeting.

How proxies work

Cintas’ Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for Directors proposed by the Nominating and Corporate Governance Committee, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008, “AGAINST” shareholder proposal one if properly presented and “AGAINST” shareholder proposal two if properly presented.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy

You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Cintas’ Secretary in writing at the address under “Questions?” on page 30.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The nine nominees receiving the most votes will be elected as members of the Board of Directors subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of shares voting.

Only votes for or against a proposal count. Abstentions and broker nonvotes count for quorum purposes, but not for voting purposes. Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal.

Attending in person

Only shareholders, their proxy holders and Cintas’ guests may attend the meeting.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board of Directors has nominated for election all of our current directors, namely: Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Richard T. Farmer, Scott D. Farmer, Joyce Hergenhan, Roger L. Howe, Robert J. Kohlhepp and David C. Phillips. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. Cintas’ Director Independence Standards are available on its website at www.cintas.com. Based on these standards, the Board determined that each of the following nonemployee directors is independent:  Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan, Roger L. Howe and David C. Phillips. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Gerald S. Adolph3 & 4 53

Gerald S. Adolph was elected a Director of Cintas in 2006. Mr. Adolph is currently a Senior Vice President with Booz Allen Hamilton. Mr. Adolph has held numerous leadership positions at Booz Allen, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He has also served on the Booz Allen Board of Directors.

Paul R. Carter2 & 4 67

Paul R. Carter was elected a Director of Cintas in 2002 and is the Chairman of the Audit Committee. Mr. Carter formerly was a Director of Wal-Mart Stores, Inc. and its Chief Financial Officer. He retired as Executive Vice President of Wal-Mart Stores, Inc. and President of Wal-Mart’s real estate division effective January 31, 2003.

Gerald V. Dirvin3 & 4 70

Gerald V. Dirvin was elected a Director of Cintas in 1993 and is the Chairman of the Compensation Committee. Mr. Dirvin joined The Procter & Gamble Company in 1959 and served in various management positions. He retired as Executive Vice President and Director of Procter & Gamble in 1994.

Richard T. Farmer 72

Richard T. Farmer is the founder of Cintas Corporation. He has served as Chairman of the Board of Cintas Corporation and its predecessor companies since 1968. Prior to the founding of Cintas, Mr. Farmer worked with his family owned company, which Cintas acquired in the early 1970s. Prior to August 1, 1995, Mr. Farmer also served as Chief Executive Officer.

Scott D. Farmer[1] 48

Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. In 1994, he was elected to the Board of Directors. He was elected Chief Executive Officer in July 2003.

Joyce Hergenhan3 & 4 65

Joyce Hergenhan was elected a Director of Cintas in 2004. Ms. Hergenhan was with the General Electric Company for 22 years, serving as both Vice President for Corporate Public Relations and President of the GE Foundation until her retirement in early 2004.

Roger L. Howe2, 3 & 4 72	Roger L. Howe has been a Director of Cintas since 1979. He was Chairman of the Board and Chief Executive Officer of U.S. Precision Lens, Inc., until his retirement in 1997.
Robert J. Kohlhepp[1] 63

Robert J. Kohlhepp has been a Director of Cintas since 1979. He has been employed by Cintas since 1967 serving in various executive capacities including Vice President – Finance, Executive Vice President, President and Chief Executive Officer. He now serves as Vice Chairman of the Board. He is also a Director of Parker Hannifin Corporation, Cleveland, Ohio.

David C. Phillips1, 2 & 4 69

David C. Phillips was elected a Director of Cintas in 2003. He was designated as Lead Director of the Cintas Board of Directors and is Chairman of the Executive Committee and the Nominating and Corporate Governance Committee. He was with Arthur Andersen LLP for 32 years in which he served in several managing partner leadership positions. After retiring from Arthur Andersen in 1994, he became Chief Executive Officer of Downtown Cincinnati, Inc., from which he retired in 1999 to expand his financial consulting services business and to work with Cincinnati Works, Inc. Cincinnati Works, Inc. is an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work. He is also a Director of Meridian Bioscience, Inc. and of Summit Mutual Funds.

Richard T. Farmer is the father of Scott D. Farmer.

1                     Member of the Executive Committee of the Board of Directors.

2                     Member of the Audit Committee of the Board of Directors.

3                     Member of the Compensation Committee of the Board of Directors.

4                     Member of the Nominating and Corporate Governance Committee of the Board of Directors.

CORPORATE GOVERNANCE

Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to the rules of the National Association of Securities Dealers as well as various provisions of federal securities laws as changed by the Sarbanes-Oxley Act of 2002 (SOX).

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas’ long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

During fiscal 2007, the Board of Directors met on seven occasions (three of which were telephonic). In addition, the independent directors met on three occasions during fiscal 2007 without the presence of management directors. The Lead Director presides over each session.

Cintas expects all directors to attend all Board and shareholder meetings. Each of Cintas’ directors attended 100% of the aggregate of all meetings of the Board and committees of which they were a member, except for Mr. Phillips who missed one telephonic Board meeting. All directors attended the 2006 Annual Meeting of Shareholders.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website, in each case to the attention of the Secretary.

At its meeting on April 28, 2004, the Board reviewed, approved and adopted the Cintas Code of Ethics. A copy of the Cintas Code of Ethics is available on our website, www.cintas.com.

The Directors have organized themselves into the committees described below to help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

The Executive Committee is composed of David C. Phillips (Chairman), Scott D. Farmer and Robert J. Kohlhepp. It acts for the Board as required between Board meetings.

Each of the following committees is composed of nonemployee directors each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders’ meeting, filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. In nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the

Secretary of Cintas. A copy of the Nominating and Corporate Governance Committee Charter is available on our website, www.cintas.com.

Committee members:  David C. Phillips (Chairman), Gerald S. Adolph, Paul R. Carter, Gerald V. Dirvin, Joyce Hergenhan and Roger L. Howe.

Meetings last year:  Two

Audit Committee

The Audit Committee is governed by a written charter adopted by the Board. A copy of the Audit Committee Charter is attached to the proxy statement for Cintas’ 2006 Annual Shareholders’ Meeting and is also available on our website, www.cintas.com. Paul R. Carter has been designated as the Audit Committee financial expert by the Board of Directors.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

Committee members: Paul R. Carter (Chairman), Roger L. Howe and David C. Phillips.

Meetings last year: Ten (Seven of which were telephonic meetings).

AUDIT COMMITTEE REPORT

The Audit Committee oversees Cintas’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas’ independent registered public accounting firm and Cintas’ internal auditors. The Audit Committee often meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management and the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:

(a)           reviewed and discussed Cintas’ audited financial statements for fiscal 2007 with Cintas’ management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

(b)          reviewed the quarterly earnings releases and 10-K and 10-Q filings prior to release;

(c)           reviewed management’s representations that the audited financial statements were prepared in accordance with generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;

(d)          reviewed and discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards 61 and SEC rules, including matters related to the conduct of the audit of Cintas’ consolidated financial statements;

(e)           discussed with the independent registered public accounting firm the firm’s independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1;

(f)               based on the discussions with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas’ audited annual financial statements be included in Cintas’ Annual Report on Form 10-K for the fiscal year ended May 31, 2007, for filing with the Securities and Exchange Commission;

(g)          reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2007, and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;

(h)           consulted with counsel regarding SOX, NASDAQ’s corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;

(i)               reviewed and monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal controls over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

(j)               examined the Audit Committee Charter to determine compliance by Cintas and the Committee with its provisions and to determine whether any revisions to the Charter were advisable. No significant changes were made.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE, Paul R. Carter (Chairman), Roger L. Howe and David C. Phillips

The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of Cintas’ fiscal 2007.

Fees billed for services in fiscal 2007 and fiscal 2006 are as follows:

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$751,500	$701,000
Audit Related Fees(2)	$182,198	$161,000
Tax Fees(3)	$245,669	$120,000
All Other Fees	$0	$0

(1)               Audit fees for fiscal 2007 were higher than fiscal 2006 due in large part to fees relating to attestation of internal controls over financial reporting as required by SOX.

(2)               Audit related fees include review of SEC registration statements, benefit plan audits and consultation on accounting standards or transactions.

(3)               Tax fees consist of assistance with international tax compliance and review of U.S. tax returns. Tax fees for fiscal 2007 were higher than fiscal 2006 due in large part to fees relating to review of a legal entity restructure change.

Compensation Committee

The Compensation Committee is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.cintas.com. In discharging the responsibilities of the Board of Directors relating to compensation of Cintas’ Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas’ Chief Executive Officer and other senior executive officers, (ii) to oversee the compensation policies and programs of Cintas, including stock and benefit plans and (iii) to oversee management succession planning. The Compensation Committee’s specific functions include adopting, administering and approving Cintas’ incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Neither Cintas nor the Compensation Committee engaged any compensation consultants for the fiscal year ending May 31, 2007, in recommending the amount or form of executive or director compensation. The Chairman and Vice Chairman of the Board of Directors provide input and recommendations to the Compensation Committee with respect to the compensation to be paid to the nonemployee members of the Board.

Cintas’ executive compensation policies are designed to support the corporate objective of maximizing the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes Cintas’ long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation”.

Committee members: Gerald V. Dirvin (Chairman), Gerald S. Adolph, Joyce Hergenhan and Roger L. Howe.

Meetings last year: Three

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of Cintas. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2007 (see the section titled Related Person Transactions in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of Cintas serves as a director or as a member of a committee of any company of which any of Cintas’ nonemployee directors are executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cintas’ Proxy Statement on Schedule 14A.

Members of the Compensation Committee:

Gerald V. Dirvin (Chairman)
Gerald S. Adolph
Joyce Hergenhan
Roger L. Howe

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table of this proxy statement (collectively, the named executive officers). It also discusses the principles underlying our policies and decisions.

Overview of Compensation Program

The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its President and Chief Executive Officer and the other named executive officers. It is the responsibility of the Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to Cintas’ compensation policies and benefits programs, to administer Cintas’ stock plans including recommending and approving stock-based awards to named executive officers, and to otherwise ensure that Cintas’ compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executives.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to salaried employees in general are handled by Cintas’ human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Committee.

Cintas has no policy regarding share ownership by the named executive officers. Cintas does have a policy encouraging the named executive officers to retain shares acquired through the long-term equity incentive program.

Compensation Objectives

The primary focus of our executive compensation program is to support the corporate objective of maximizing long-term value for our shareholders and employee-partners. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the named executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas’ short-term and long-term success.

Our compensation program is designed to reward both individual and team performance, measured by overall Cintas results and the attainment of individual goals and productivity. The Executive Incentive Plan for fiscal 2007, which applies to all named executive officers other than Mr. Kohlhepp, was based on growth in earnings per share (EPS) and the accomplishment of certain individual goals, except that the compensation arrangement with Mr. S. D. Farmer for fiscal 2007 was based on growth in EPS, growth in sales and other performance goals outlined by the Committee to Mr. S. D. Farmer.

Role of Executive Officers in Compensation Decisions

The Compensation Committee sets the compensation for the named executive officers based on recommendations set forth by management. Annually, management performs a marketing analysis of executive compensation plans. The analysis looks at companies in our industry as well as companies that we consider to be our peer group (i.e. G&K Services, Unifirst, Aramark, Service Master, Iron Mountain, Convergys, Robert Half, Paychex, Walgreens and Fifth Third Bancorp).  We benchmark base salary, annual cash incentives, long-term compensation and other compensation. The analysis shows that our named executive officers receive total compensation less than the total compensation of respective named executive officers of the majority of the companies in the peer group identified above.

Based on the market analysis and individual performance, the Vice Chairman of the Board of Directors makes a recommendation to the Committee on the President and Chief Executive Officer’s base salary and annual cash incentive target for the upcoming fiscal year. The President and Chief Executive Officer makes a recommendation to the Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for the Senior Vice President and Chief Financial Officer and the Vice President and Secretary – General Counsel. The Senior Vice President and Chief Financial Officer makes a recommendation to the Committee on the Vice President and Treasurer’s base salary and annual cash incentive target for the upcoming fiscal year.

Elements Used to Achieve Compensation Components

The table below summarizes the fiscal 2007 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent.
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual operating goals.
Long-Term Equity Incentives	Non-qualified stock options and restricted stock	Encourages named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders.
Health, Retirement and Other Benefits

Eligibility to participate in benefit plans generally available to our employee-partners, including Partners’ Plan contributions, health, life insurance and disability plans; deferred compensation plan; and certain perquisites

Benefit plans are part of a broad-based employee benefits program. The deferred compensation plan and perquisites provide competitive benefits to our named executive officers.

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, approximately 50% of a named executive officer’s total compensation is based on Cintas results and the attainment of individual goals. As a result, nonperformance has a significant affect on the amount of compensation realized by the named executive officers.

Each of these elements of pay is described in more detail below.

Base Salaries

The Compensation Committee annually reviews the base salaries of our named executive officers. The Committee also reviews a named executive officer’s base salary whenever there is a change in that named executive officer’s job responsibilities.

The factors that influence base salary decisions are levels of responsibility, potential for future responsibility, salary levels offered by comparably sized companies and overall performance of the individual. Taking these factors into account, following are the fiscal 2007 base salaries that were approved by the Committee for our named executive offers:

Officer	Fiscal 2007 Base Salary	% increase / (decrease) over the prior year
Scott D. Farmer	$660,000	4.8%
William C. Gale	$391,400	8.7%
Robert J. Kohlhepp	$300,000	(40.0%)
Thomas E. Frooman	$360,500	10.9%
Michael L. Thompson	$267,120	11.3%

Annual Cash Incentives

The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals. At the beginning of each fiscal year, the Committee establishes an annual cash incentive target for each named executive officer (excluding Mr. S. D. Farmer and Mr. Kohlhepp) based on a target level of corporate EPS and achievement of individual goals.

Under the Executive Incentive Plan (Plan) approved by the Committee, the aggregate amount of annual cash incentive for fiscal 2007 for each eligible named executive officer is comprised of the sum of that named executive officer’s incentive for the EPS component and the individual performance component. Based upon overall performance, the eligible named executive officers could earn 0% up to a maximum of 200% of the annual cash incentive target. The following table sets forth the annual cash incentive target and performance criteria that were reviewed and approved by the Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component
William C. Gale	$160,000	50%	50%
Thomas E. Frooman	$160,000	50%	50%
Michael L. Thompson	$53,000	50%	50%

The annual cash incentive payout percentage multiplier for each component is provided in the following tables:

EPS Component Level of Achievement	Annual Cash Incentive Payout
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

Under the Plan, annual cash incentive calculations are based on actual results, subject to adjustment at the discretion of the Chief Executive Officer to exclude items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.

The Grants of Plan-Based Awards Table outlines estimated future payouts under non-equity incentive plan awards. As presented to and approved by the Compensation Committee, following are the actual annual cash incentive payments earned for fiscal 2007 as reflected in the Summary Compensation Table:

Mr. Gale earned a fiscal 2007 annual cash incentive award of $159,800. His individual performance level was between “Exceeds Goals and Outstanding Achievement” and Cintas’ EPS was “Below Threshold”.

Mr. Frooman earned a fiscal 2007 annual cash incentive award of $158,900. His individual performance level was between “Exceeds Goals and Outstanding Achievement” and Cintas’ EPS was “Below Threshold”.

Mr. Thompson earned a fiscal 2007 annual cash incentive award of $53,000. His individual performance level was “Outstanding Achievement” and Cintas’ EPS was “Below Threshold”.

For fiscal 2007, the Committee approved a total compensation plan for our President and Chief Executive Officer, Mr. S. D. Farmer. The aggregate amount of Mr. S. D. Farmer’s annual cash incentive for fiscal 2007 is comprised of the financial objectives of growth of fiscal 2007 EPS and fiscal 2007 sales, the successful implementation of organizational structure changes and employee diversity and retention goals. The Plan provided that if Cintas met the targeted growth in EPS and sales and the other key performance indicators, Mr. S. D. Farmer would receive a target annual cash incentive of $412,500. Based upon the overall achievement of these objectives, Mr. S. D. Farmer could earn 0% up to a maximum of 189% of the target annual cash incentive.

The Grants of Plan-Based Awards Table outlines estimated future payouts under non-equity incentive plan awards. As presented to and approved by the Compensation Committee, following is the actual annual cash incentive payment earned by Mr. S. D. Farmer for fiscal 2007 as reflected in the Summary Compensation Table:

Based on Cintas’ EPS for fiscal 2007, Mr. S. D. Farmer received $0 under this portion of his plan. Mr. S. D. Farmer received $80,000 for the sales growth over fiscal 2006 of 8.9%, and he received $120,000 based on the performance of the non-financial goals outlined above. Mr. S. D. Farmer’s total fiscal 2007 annual cash incentive award was $200,000.

Mr. Kohlhepp does not receive an annual cash incentive as part of his compensation.

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of non-qualified stock options and restricted stock. With respect to Mr. S. D. Farmer, equity awards are given at the discretion of the Compensation

Committee. With respect to Mr. Gale, Mr. Frooman and Mr. Thompson, these awards are made under the 2005 Equity Compensation Plan pursuant to the criteria outlined in the Executive Incentive Plan. The purpose of such awards is to encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

Under the Plan, the amount of equity awards eligible for each named executive officer is based on a target level of corporate EPS and achievement of individual goals.

The tables below provide more detail with respect to the award percentage multiplier tied to each milestone level of achievement:

EPS Component Level of Achievement	Equity Award %
Below Threshold	0%
Threshold to Target	50%
Target	100%
Target to Maximum	Predetermined levels based on hitting performance targets
Maximum	200%

Individual Performance Component Level of Achievement	Equity Award %
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	Predetermined levels based on hitting performance targets
Outstanding Achievement	200%

For fiscal 2007, the Committee determined that equity awards made under the Plan would be based on an established target for each named executive officer. The factors that influence the setting of targets are level of responsibility, potential for future responsibility, market compensation analyses and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the award was granted based upon that named executive officer’s performance to the targets outlined above.

Non-Qualified Stock Options

Mr. S. D. Farmer’s awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer’s performance against his performance goals. On July 23, 2007, the Committee awarded 7,500 non-qualified stock options to Mr. S. D. Farmer based on his level of performance versus his goals.

On July 3, 2007, Mr. Frooman and Mr. Thompson were awarded 6,575 and 5,000 non-qualified stock options, respectively, based on their individual performance level, as outlined above under the Annual Cash Incentive section. No shares were granted under the EPS component level of achievement due to Cintas’ EPS being “Below Threshold”. These awards were granted as soon as the named executive officer’s achievement against their fiscal 2007 goals was calculated and after Cintas’ independent registered public accounting firm completed their audit of the fiscal 2007 financial statements.

As dictated by the 2005 Equity Compensation Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases.

Restricted Stock

Mr. S. D. Farmer’s awards were granted on the date the Compensation Committee met to discuss Mr. S. D. Farmer’s performance against his performance goals. On July 23, 2007 the Committee awarded 7,309 restricted stock shares to Mr. S. D. Farmer based on his level of performance versus his goals.

On July 3, 2007, Mr. Gale, Mr. Frooman and Mr. Thompson were awarded 4,391, 2,200 and 1,200 restricted stock awards, respectively, based on their individual performance level, as outlined above under the Annual Cash Incentive section. No shares were granted under the EPS component level of achievement due to Cintas’ EPS being “Below Threshold”. These awards were granted as soon as the named executive officer’s achievement against their fiscal 2007 goals was calculated and after Cintas’ independent registered public accounting firm completed their audit of the fiscal 2007 financial statements.

Health, Retirement and Other Benefits

Cintas’ benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our named executive officers with reasonable and competitive levels of protection from events which could interrupt the named executive officer’s employment and/or income received as an active employee.

The objective of the retirement plans is to provide a competitive level of retirement income to named executive officers and to reward them for continued service with Cintas. The retirement plans offered to named executive officers include Cintas’ Partners’ Plan and the Deferred Compensation Plan. The Partners’ Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employees. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation Table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation. These benefits and their incremental cost to Cintas are described in the Summary Compensation Table and its footnotes. The Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas’ overall compensation practices.

Change in Control Agreements

Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination, Retirement or Change of Control” of this proxy statement.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to each named executive officer. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Committee believes that all compensation paid to the named executive officers for fiscal year 2007 is properly deductible under Section 162(m), except with respect to the amount paid to Mr. S. D. Farmer in excess of the threshold amount.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal 2007. These individuals are collectively known as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non- Equity Incentive Plan Compen- sation(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Scott D. Farmer	2007	660,000	—	130,771	228,120	200,000	69,119	1,288,010
President, Chief Executive Officer and Director
William C. Gale	2007	391,400	—	73,801	56,948	159,800	25,258	707,207
Senior Vice President and Chief Financial Officer
Robert J. Kohlhepp	2007	300,000	—	—	—	—	46,559	346,559
Vice Chairman of the Board
Thomas E. Frooman	2007	360,500	—	51,979	66,613	158,900	31,989	669,981
Vice President and Secretary – General Counsel
Michael L. Thompson	2007	267,120	—	25,181	71,446	53,000	23,339	440,086
Vice President and Treasurer

(1)               No discretionary cash bonuses were paid to any named executive officer during fiscal 2007. A discretionary bonus is a cash payment made outside of the Executive Incentive Plan and determined at the discretion of the Compensation Committee.

(2)               The compensation cost associated with restricted stock is based on the dollar amount recognized in fiscal 2007 for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standard (SFAS) No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the named executive officer.

(3)               The compensation cost associated with stock options is based on the dollar amount recognized in fiscal 2007 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the named executive officer. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K with respect to fiscal 2007 for the assumptions made in determining the estimated grant-date fair value of stock options in accordance with SFAS No. 123(R).

(4)               Reflects the cash awards to the named executive officers under the Executive Incentive Plan discussed in further detail on page 11.

(5)               All other compensation includes reimbursements for auto allowances, club dues, restricted stock dividends, executive medical programs and Partners’ Plan contributions. All other compensation also includes financial planning fees for Mr. S. D. Farmer and Mr. Kohlhepp and use of Cintas’ aircraft by Mr. S. D. Farmer.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2007 pursuant to the fiscal 2007 Executive Incentive Plan:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(7) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Scott D. Farmer(1)	7/27/2006	0	412,500	780,000	—	(2)	—	(2)	—	(2)
	7/23/2007											7,500	38.74	121,275
	7/23/2007										7,309			283,151
William C. Gale(3)	7/27/2006	0	160,000	320,000
	7/27/2006(6)				0		5,000		10,000
	7/03/2007										4,391			174,937
Robert J. Kohlhepp (4)	—	—	—	—	—		—		—		—	—	—	—
Thomas E. Frooman(3)	7/27/2006	0	160,000	320,000
	7/27/2006(5)				0		7,500		15,000
	7/27/2006(6)				0		2,500		5,000
	7/03/2007											6,575	39.84	106,318
	7/03/2007										2,200			87,648
Michael L. Thompson(3)	7/27/2006	0	53,000	106,000
	7/27/2006(5)				0		5,000		10,000
	7/27/2006(6)				0		1,200		2,400
	7/03/2007											5,000	39.84	80,850
	7/03/2007										1,200			47,808

(1)               Mr. S. D. Farmer is eligible for an annual cash incentive based on the achievement of targeted EPS growth and sales growth and other performance goals outlined by the Compensation Committee. If Cintas meets the targeted growth in EPS, growth in sales and the other key performance indicators, Mr. S. D. Farmer will receive the target annual cash incentive amount. The annual cash incentive can increase to up to 189% or decrease to 0% of the targeted amount, depending on the extent to which these goals are achieved. If the goals up to certain levels are not met, no annual cash incentive will be paid.

(2)               Equity awards granted to Mr. S. D. Farmer were given at the discretion of the Compensation Committee after consideration of Mr. S. D. Farmer’s performance versus his goals.

(3)               Mr. Gale, Mr. Frooman and Mr. Thompson are eligible for an annual cash incentive and long-term equity incentive award based on the achievement of targeted EPS growth and individual goals linked to the named executive officer’s individual area of responsibility. If Cintas meets the targeted EPS growth and the named executive officer achieves his individual goals, he will receive the targeted amount. This amount can increase to up to 200% or decrease to 0% of the target depending on the extent to which EPS and individual goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock and non-qualified stock options awarded will be granted pursuant to the terms and conditions of the 2005 Equity Compensation Plan.

(4)        Mr. Kohlhepp is not eligible for non-equity or equity incentive plan awards.

(5)               Stock option portion of the fiscal 2007 equity incentive plans.

(6)               Restricted stock portion of the fiscal 2007 equity incentive plans.

(7)               The exercise price of an option is equal to the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2007:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date(3)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Scott D. Farmer	7/28/1997	54,000	—	23.54	7/28/2007
	7/29/1999	15,000	—	41.96	7/29/2009
	7/24/2000	15,000	—	42.67	7/24/2010
	8/08/2001	10,000	—	47.35	8/08/2011
	7/29/2003	—	50,000	39.29	7/29/2013
	7/26/2004	—	25,000	42.06	7/26/2014
	8/01/2005	—	25,000	44.43	8/01/2015
	7/24/2006	—	15,000	35.99	7/24/2016
	7/23/2007	—	7,500	38.74	7/23/2017
						12,309	472,173
William C. Gale	7/29/1999	7,501	—	41.96	7/29/2009
	7/24/2000	5,000	—	42.67	7/24/2010
	7/22/2002	5,000	—	41.65	7/22/2012
	2/28/2003	—	7,500	33.57	2/28/2013
	7/26/2004	—	15,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
						6,891	264,339
Robert J. Kohlhepp	7/29/1999	15,000	—	41.96	7/29/2009	—	—
Thomas E. Frooman	12/28/2001	25,000	—	49.69	12/28/2011
	7/22/2002	15,000	—	41.65	7/22/2012
	2/28/2003	—	20,000	33.57	2/28/2013
	7/26/2004	—	15,000	42.06	7/26/2014
	8/01/2005	—	7,500	44.43	8/01/2015
	7/17/2006	—	7,500	36.08	7/17/2016
	7/03/2007	—	6,575	39.84	7/03/2017
						4,700	180,292
Michael L. Thompson	8/05/1998	1,200	300	30.67	8/05/2008
	7/29/1999	2,250	—	41.96	7/29/2009
	8/08/2001	1,000	—	47.35	8/08/2011
	7/22/2002	5,000	—	41.65	7/22/2012
	1/31/2003	—	3,000	41.30	1/31/2013
	7/29/2003	—	3,000	39.29	7/29/2013
	7/26/2004	—	5,000	42.06	7/26/2014
	8/01/2005	—	5,000	44.43	8/01/2015
	1/27/2006	—	15,000	42.73	1/27/2016
	7/17/2006	—	4,400	36.08	7/17/2016
	7/03/2007	—	5,000	39.84	7/03/2017
						2,300	88,228

(1)               Stock options have a 10-year term and vest at a rate of 20% per year, beginning on the fifth anniversary of the date of grant with the following exceptions:

Age 51 at fiscal year-end - 25% per year vesting, beginning fifth anniversary of grant

Age 52 at fiscal year-end - 33% per year vesting, beginning fifth anniversary of grant

Age 53 at fiscal year-end - 50% per year vesting, beginning fifth anniversary of grant

Age 54 at fiscal year-end - 100% per year vesting, beginning fifth anniversary of grant

Age 55 or older at fiscal year-end - stock options are never granted. Those amounts are converted to restricted stock awards.

(2)               Restricted stock awards vest three years from the date of grant.

(3)               During fiscal 2005, the Compensation Committee of the Board of Directors approved a resolution to accelerate the vesting for certain “out-of-the-money” options. The “out-of-the-money” options that were accelerated were granted to employees during fiscal 2000, 2001, 2002 and 2003.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

The following table provides information for each of the named executive officers on stock option exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott D. Farmer	—	—	—	—
William C. Gale	15,012	260,065	—	—
Robert J. Kohlhepp	—	—	—	—
Thomas E. Frooman	—	—	—	—
Michael L. Thompson	4,800	78,712	—	—

(1)               The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Plan permits a group of highly compensated employees of Cintas to defer the receipt of current year compensation which they have earned during the year. This Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our named executive officers may elect to defer up to 75% of their base salary and up to 100% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer’s account under the Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to the date specified. All distribution decisions and payments under the Plan are subject to compliance with section 409A of the Internal Revenue Code.

While deferred, amounts are credited with “earnings” as if they were invested as the named executive officer chose in one or more investment options available under the Plan. The named executive officer’s accounts under the Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2007 and the aggregate balance of the accounts as of May 31, 2007:

Name	Executive Contributions in Fiscal 2007(1) ($)	Aggregate Earnings in Fiscal 2007(2) ($)	Aggregate Balance at May 31, 2007 ($)
Scott D. Farmer	—	—	—
William C. Gale	—	—	—
Robert J. Kohlhepp	43,269	3,248	46,518
Thomas E. Frooman	5,199	703	5,903
Michael L. Thompson	12,329	1,757	14,086

(1)               Executive contributions are included in the named executive officer’s salary and/or non-equity incentive plan compensation as presented in the Summary Compensation Table.

(2)               Reflects the amount of earnings during fiscal 2007 equivalent to the performance of the investment options chosen by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, except for a “for cause” termination, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•                    the right to exercise within 60 days of termination all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2007 Year-End table;

•                    amounts contributed, earned and vested under the Cintas Partners’ Plan;

•                    amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2007 table.

In addition, if Cintas elects to terminate a named executive officer, he will receive four weeks written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause.  Cintas has no policy regarding severance payments.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•                    the right to exercise within one year of retirement all vested stock options granted under Cintas equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2007 Year-End table;

•                    amounts contributed and vested under the Cintas Partners’ Plan;

•                    amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2007 table.

Cintas has no policy regarding retirement arrangements.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Retirement” above, the named executive officer will receive benefits under Cintas’ disability plan or payments under Cintas’ life insurance plan, as appropriate. These payments are generally available to all employees.

Cintas owns a life insurance policy covering Mr. Kohlhepp. In the event of his death, his beneficiary would receive $100,000.

Payments Made Upon a Change of Control

Cintas has no policy regarding a change of control.

NONEMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2007

For fiscal 2007, Directors who are not employees of Cintas received a $40,000 cash annual retainer, payable quarterly, plus an additional $2,750 for each meeting attended. Directors received $1,375 for each telephonic meeting attended. Committee members also received $1,200 for each Committee meeting attended (except for telephonic meetings). Committee members received $600 for attending each telephonic meeting. Committee Chairmen (other than the Audit Committee Chairman) received an additional fee of $5,000. The Audit Committee Chairman received an additional fee of $8,000. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or Committee meetings. Directors who are employees of Cintas are not separately compensated for serving as Directors.

Each nonemployee Director was also granted 750 shares of restricted stock and an option to purchase 2,000 shares of Cintas stock at an exercise price equal to the closing market price on the date of grant. The restricted stock awards vest 100% after three years from the date of grant. The stock options vest 25% per year, beginning in year one.

Nonemployee directors may choose to defer all or part of these fees into Cintas stock equivalents with dividends or into a deferred account that earns interest at a rate equal to one-year United States Treasury Bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or over a period of 12 to 120 monthly installments beginning in the month selected by the Director, but in no case later than the first month after the Director leaves the Board.

The following table details fiscal 2007 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Gerald S. Adolph(4)	57,525	10,610	4,614	72,749
Paul R. Carter	73,325	10,610	8,994	92,929
Gerald V. Dirvin	66,125	10,610	8,994	85,729
Joyce Hergenhan	61,125	10,610	8,994	80,729
Roger L. Howe	68,925	10,610	8,994	88,529
David C. Phillips	68,950	10,610	8,994	88,554

(1)               Represents the amount of cash compensation earned in fiscal 2007 for Board and Committee service. A director may choose to have all or part of his or her compensation deferred in the form of Cintas stock or one-year U.S. treasury bills plus 100 basis points. The Directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2007. Mr. Carter and Mr. Phillips chose to receive fees in Cintas stock as described above. Mr. Carter received 1,940 shares and Mr. Phillips received 1,806 shares.

(2)               The compensation cost associated with restricted stock is based on the dollar amount recognized in fiscal 2007 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the director. The aggregate grant date fair value of the 750 restricted stock awards granted to each Director during fiscal 2007 was $31,830.

(3)               The compensation cost associated with stock options is based on the dollar amount recognized in fiscal 2007 for financial statement reporting purposes as determined pursuant to SFAS No. 123(R), excluding the estimate of forfeitures, rather than an amount paid to or realized by the director. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K with respect to fiscal 2007 for the assumptions made in determining the estimated grant-date fair value of stock options in accordance with SFAS No. 123(R).

The following table details the grant date fair value of each stock option award granted in fiscal 2007:

Name	Grant Date	Shares Granted (#)	Grant Date Fair Value ($)
Gerald S. Adolph	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380
	7/25/2006	1,000	15,380
Paul R. Carter	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380
Gerald V. Dirvin	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380
Joyce Hergenhan	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380
Roger L. Howe	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380
David C. Phillips	11/10/2006	1,000	15,380
	10/10/2006	1,000	15,380

Outstanding option awards for each director at May 31, 2007 are as follows:

Name	Options Outstanding (#)
Gerald S. Adolph	3,000
Paul R. Carter	7,000
Gerald V. Dirvin	14,000
Joyce Hergenhan	5,000
Roger L. Howe	11,000
David C. Phillips	6,000

(4)               Gerald S. Adolph was elected to the Board on July 25, 2006.

PRINCIPAL SHAREHOLDERS

The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 24, 2007:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer[1]	18,073,389	[3]	11.4%
Arnhold & S. Bleichroeder Advisers, LLC[2]	8,237,851		5.2%

1                     The mailing address of Richard T. Farmer is Cintas Corporation, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737.

2                     The mailing address of Arnhold & S. Bleichroeder Advisers, LLC is 1345 Avenue of the Americas, New York, New York 10105.

3                     Includes 92,925 shares owned by a corporation controlled by Mr. Farmer, 9,648,182 shares held in trust for members of Mr. Farmer’s family and 8,331,125 shares held by a family partnership.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table shows the amount of Cintas Corporation Common Stock each director and named executive officer named in the Summary Compensation Table owned on August 24, 2007:

		Common Stock Beneficially Owned(1)
Name and Age of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class
Richard T. Farmer 72	Chairman of the Board	18,073,389	(2)	11.4%
Robert J. Kohlhepp 63	Vice Chairman of the Board	2,322,917	(3)	1.5%
Scott D. Farmer 48	President, Chief Executive Officer and Director	1,262,342	(4)	*
Gerald S. Adolph 53	Director	1,250		*
Paul R. Carter 67	Director	7,250		*
Gerald V. Dirvin 70	Director	35,588		*
Joyce Hergenhan 65	Director	4,000		*
Roger L. Howe 72	Director	1,037,934	(5)	*
David C. Phillips 69	Director	5,350	(6)	*
William C. Gale 55	Senior Vice President and Chief Financial Officer	42,318	(7)	*
Thomas E. Frooman 40	Vice President and Secretary – General Counsel	44,725	(8)	*
Michael L. Thompson 41	Vice President and Treasurer	19,582	(9)	*
All Directors and Executive Officers as a Group (12 persons)		22,856,645	(10)	14.4%

                 * Less than 1%

             (1) Included in the amount of Common Stock beneficially owned are the following shares of Common Stock for options exercisable within 60 days: Mr. Kohlhepp – 15,000 shares; Mr. S. Farmer – 40,000 shares; Mr. Adolph – 500 shares; Mr. Carter – 4,500 shares; Mr. Dirvin – 11,500 shares; Ms. Hergenhan – 2,250 shares; Mr. Howe – 8,500 shares; Mr. Phillips – 3,500 shares; Mr. Gale – 17,501 shares; Mr. Frooman – 40,000 shares and Mr. Thompson – 9,750 shares.

             (2) See Principal Shareholders on page 23.

             (3) Includes 753,622 shares held in trust for members of Mr. Kohlhepp’s family, 26,016 shares held by a corporation that is controlled by Mr. Kohlhepp and 1,249,725 shares held by a family partnership.

             (4) Includes 604,550 shares held in trust for the benefit of Mr. Farmer’s children, 4,038 shares owned by Mr. Farmer’s wife and 83,880 shares held by a limited partnership. Includes 12,309 restricted shares subject to a three year vesting period.

             (5) Includes 161,472 shares owned by a limited partnership, 45,500 shares held by a family foundation and 84,000 shares owned by Mr. Howe’s wife as trustee.

             (6) Includes 500 shares held by a family trust.

             (7) Includes 6,891 restricted shares subject to a three year vesting period.

             (8) Includes 4,700 restricted shares subject to a three year vesting period.

             (9) Includes 2,300 restricted shares subject to a three year vesting period.

        (10) Includes options for 153,001 shares, which are exercisable within 60 days.

The following is a description of our non-director named executive officers:

William C. Gale joined Cintas in April 1995 as Vice President-Finance and Chief Financial Officer. He was appointed Senior Vice President in July 2003. He is responsible for finance, accounting and administration.

Thomas E. Frooman joined Cintas in December 2001 as Vice President and Secretary—General Counsel. From July 1997 through December 2001, he was a member of the law firm of Keating Muething & Klekamp PLL.

Michael L. Thompson joined Cintas in 1994. He has held various positions within Cintas, including Director of Corporate Development and Corporate Controller. He was elected Vice President and Treasurer in January 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cintas’ executive officers, directors and persons who own more than ten percent of Cintas’ Common Stock to file reports of ownership with the Commission and to furnish Cintas with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, Cintas believes that during fiscal 2007 all filing requirements were met.

RELATED PERSON TRANSACTIONS

Cintas Corporation has a 25% interest in a corporate airplane with its Chairman, Richard T. Farmer and his wholly owned company. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2007, Cintas was reimbursed $1,391,069 under this arrangement.

Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a partner of the firm, is an in-law of Richard T. and Scott D. Farmer. Cintas paid the firm fees of $7,133,783 for legal services during the fiscal year ending May 31, 2007. Mr. Coletti does not receive any direct compensation from fees paid by Cintas to the firm.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable (i) Cintas’ business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to Cintas.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of the selection by the Audit Committee of Ernst & Young LLP as Cintas’ independent registered public accounting firm for fiscal 2008. If shareholders do not ratify this selection, the Audit Committee intends to continue the employment of Ernst & Young LLP at least through fiscal 2008, as the new fiscal year has already commenced. However, the Audit Committee will take the vote into account in selecting the independent registered public accounting firm for fiscal 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

OTHER ITEMS TO BE VOTED ON BY SHAREHOLDERS

First Shareholder Proposal

(Item 3 on the Proxy Card)

The Massachusetts Laborers’ Pension Fund has advised Cintas that it intends to present the following proposal:

RESOLVED, that pursuant to Section 23B.10.200 of the Revised Code of Washington, Article TEN of the Restated Articles of Incorporation of Cintas Corporation (“Cintas”) and Article X of the By-Laws, the shareholders of Cintas hereby adopt the following new section 10 of Article III of the By-Laws:

Section 10.   Qualifications of Chairman.

(a)   The Chairman of the Board of Directors shall be a Director who is independent from the Corporation. For purposes of this By-Law, “independent” has the meaning set forth in the NASDAQ listing standards. If the Corporation’s common stock is listed on the New York Stock Exchange (“NYSE”), the definition of independence set forth in the NYSE’s listing standards shall apply. If the Corporation’s common stock is not traded on a national exchange, NASDAQ’s standard shall apply.

(b)   If the Directors determine that a Chairman who was independent at the time he or she was selected is no longer independent, the Directors shall select a new Chairman who satisfies the requirements of this By-Law within [60] days of such determination.

(c)   This By-Law shall be implemented in a way that does not violate any contractual obligation of the Corporation.

(d)   Compliance with this By-Law shall be excused if no Director who qualifies as independent is elected by the Shareholders or if no Director who is independent is willing to serve as Chairman.

(e)   This By-Law may be amended or repealed only by the Shareholders, Article X of these By-Laws regarding Board amendment of these By-Laws notwithstanding.

Supporting Statement

The Board of Directors is elected by shareholders to oversee management and its Chair provides leadership for the Board. We believe that to be effective, a Board must be led by a Chair who is independent of management.

The National Association of Corporate Directors recommends that Boards designate an independent director as Chair or lead director to evaluate CEO and Board Chair functions. Strengthening Boards through independent Chairs has been central to corporate reform at Disney, AIG and Fannie Mae—all moved to appoint independent Chairs in 2005.

In 2003, the Conference Board issued a report on corporate governance in the wake of recent corporate scandals. The Commission’s members included John Snow, U.S. Treasury Secretary and Former Chairman of CSX corporation; John Bogle, the Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and former Federal Reserve System Chairman Paul Volcker.

The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:

The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors.

•        The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, January 9, 2003.

We urge your support FOR this proposal to require that the Chairman of the Board of Directors be an independent director.

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

At both the 2005 and 2006 Annual Meetings of Shareholders, Cintas’ shareholders rejected substantially identical proposals and should continue to do so.

The composition of Cintas’ Board of Directors is governed by NASDAQ rules requiring that a majority of directors meets independence standards established by NASDAQ. Cintas’ Board meets those standards as six of our nine directors are independent. Also pursuant to NASDAQ rules, all of the members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. Additionally, our independent directors hold regular executive sessions. NASDAQ standards are not concerned with the identity of the Chairman of the Board.

Traditionally, corporations have utilized the experience gained in their operations by current and former executive officers when filling the Chairman’s position. If the proponent’s proposal were adopted, Cintas’ Board would not have the option to turn to persons experienced at the executive level in Cintas’ operations when choosing a Chairman.

The Board believes that it is extremely important for the Chairman of the Board to have a deep knowledge of the company and the industry in which it operates and that having an outsider serve in this position would not be in the best interests of the shareholders. Therefore, it sees no benefit to the proposal, but rather believes that it could work to Cintas’ detriment in depriving it of the ability to choose experienced leadership to head the Board of Directors.

The Board needs to be able to use its business judgment to determine which individual has the knowledge, skill, commitment and necessary understanding of Cintas and applicable industries to best perform the Chairman’s role.

Accordingly, the Board requests a vote AGAINST this proposal.

Second Shareholder Proposal

(Item 4 on the Proxy Card)

The United Brotherhood of Carpenters Pension Fund has advised Cintas that it intends to present the following proposal:

RESOLVED, that the shareholders of Cintas Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of Board seats.

Supporting Statement

Our Company is incorporated in Washington. Among other issues, Washington corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Washington law provides that unless otherwise provided in the articles of incorporation, in any election of directors the candidates elected are those receiving the largest numbers of votes cast by the shares entitled to vote in the election. (Washington Business Corporations Act, Title 23B RCW, Chapter 23B.07RCW, Shareholders, Section 23B.070.280 Voting for Directors—Cumulative Voting).

Our Company’s articles presently do not provide for a majority vote standard in director elections. This proposal requests that the Board initiate a change in the Company’s articles of incorporation to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the Board an important post-election role in determining the continued status of an unelected director.

We urge your support for this important director election reform.

The Board of Directors recommends voting AGAINST this proposal for the following reasons:

Your Board of Directors has recognized national trends toward majority voting and, accordingly, amended the Bylaws in August 2006 in a manner which we believe substantially provides the voting patterns the proponents are seeking, but in a manner more attuned to Cintas’ corporate circumstances.

Under the revised Bylaws, any nominee who does not receive a majority of the shares cast in an election shall offer his or her resignation to the Board. The Nominating and Corporate Governance Committee is then to consider the resignation offer and make a recommendation to the Board. The Board must act on the recommendation within 90 days following certification of the shareholder vote and then promptly disclose its decision. These provisions would not apply in the event of a contested election in which there are more nominees than directors to be elected. In that case, a straight plurality voting system would apply.

The Board recognizes that a Bylaw amendment, unlike a change to the Articles of Incorporation, may be further amended by the Board to meet changing circumstances without a shareholder vote. However, any change to the Bylaws is a serious matter and must be reported to shareholders through a Form 8-K filing within four business days after any change. The Board believes that the procedures it has adopted, while retaining the flexibility to make needed changes, is preferable to placing such materials in the Articles of Incorporation. The process of amending the Articles of Incorporation requires the time and expense of calling a shareholders’ meeting and thus does not have the flexibility that is afforded to the Corporation by allowing the directors the ability to change such items.

The Board of Directors believes it is vital that Cintas always have a full Board of Directors composed of the required number of individuals qualified to meet the various independence requirements of NASDAQ and federal securities laws and also to provide overall guidance for Cintas’ business operations. Cintas’ directors are nominated by the Nominating and Corporate Governance Committee of the Board of Directors. This Committee is composed exclusively of directors who meet the independent director tests established by NASDAQ. In choosing nominees for election, the Committee can take into account, among other things, votes cast for and votes withheld from incumbent directors at prior elections. We believe our new Bylaw provisions provide an orderly process for dealing with any situation in which a nominee does not receive a majority of votes cast and will operate to provide meaningful and effective corporate governance by your Board of Directors.

Accordingly, the Board requests a vote AGAINST this proposal.

Upon oral or written request to Thomas E. Frooman, Secretary, 6800 Cintas Boulevard, Cincinnati, OH 45262, Cintas will provide the name, address and number of voting securities held by the proponents of Items 3 and 4.

PROPOSALS FOR NEXT YEAR

Shareholders who desire to have proposals included in the Notice for the 2008 Shareholders’ Meeting must submit their proposals in writing to Cintas at its offices on or before May 5, 2008.

The form of Proxy for Cintas’ Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas’ proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2008 Shareholders’ Meeting, it must be received prior to July 17, 2008.

Cintas’ Bylaws require that items of new business and nominees for director be presented at least 15 days prior to the date of the meeting.

OTHER MATTERS

Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Thomas E. Frooman
Vice President and Secretary – General Counsel
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio  45262-5737

or call (513) 459-1200.

For information about your record holding, call Wells Fargo at 1-800-468-9716. We also invite you to visit Cintas’ Internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

FRONT OF CARD

CINTAS CORPORATION	PROXY FOR ANNUAL MEETING

6800 Cintas Blvd., P.O. Box 625737, Cincinnati, Ohio 45262-5737

The undersigned hereby appoints RICHARD T. FARMER, ROBERT J. KOHLHEPP, and WILLIAM C. GALE, and each or any of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote as specified below and, in their discretion, upon such other business or matters as may properly come before the Annual Meeting of Shareholders of Cintas Corporation and at any postponement or adjournment of such Meeting.  The Meeting will be held October 23, 2007, at 10:00 a.m. (Eastern Time) at the Company’s Headquarters, 6800 Cintas Boulevard, Cincinnati, Ohio.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.                Authority to elect nine nominees listed below.

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

Gerald S. Adolph; Paul R. Carter; Gerald V. Dirvin; Richard T. Farmer; Scott D. Farmer; Joyce Hergenhan; Roger L. Howe; Robert J. Kohlhepp; David C. Phillips

WRITE THE NAME OF ANY NOMINEE(S) FOR

WHOM AUTHORITY TO VOTE IS WITHHELD

2.                Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008.

FOR	AGAINST	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

3.                Shareholder proposal to adopt a policy that the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of Cintas.

FOR	AGAINST	ABSTAIN

4.                Shareholder proposal to amend Cintas’ Articles of Incorporation to provide that the director nominees be elected by the affirmative vote of the majority of votes cast at the Annual Meeting of Shareholders.

FOR	AGAINST	ABSTAIN

(Continued on other side)

BACK OF CARD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 and 4.

                                                                              , 2007

Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS